UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2011

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA (State or Other Jurisdiction of Incorporation)	001-33245 (Commission File Number)	04-3850065 (I.R.S. Employer Identification No.)

10375 Professional Circle Reno, Nevada (Address of Principal Executive Offices)		89521 (Zip Code)

Registrant's telephone number including area code: (888) 682-6671

No change since last report (Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Information

Item 8.01. Other Events.

On August 23, 2011, Employers Holdings, Inc. (the "Company") confirmed that it is in the process of exploring the potential acquisition of Clal U.S. Holdings and its subsidiaries, principally the Guard Insurance Group ("GUARD"), from Clal Insurance Enterprises Holding Ltd. ("Clal"), an Israeli company.

The Company is currently engaged in due diligence on an exclusive basis. Once diligence is completed, the Company intends to engage in further discussions with Clal to determine whether mutually acceptable terms, including an ultimate purchase price, can be achieved that, among other things, reflect the then current state of financial markets and other economic conditions.

The Company has previously submitted a non-binding indication of interest reflecting a proposed purchase price of $312 million, subject to certain adjustments.  The Company presently anticipates that the structure of any agreement would include the acquisition of all of the capital stock of Clal U.S. Holdings and its subsidiaries and the assumption of $25 million in outstanding trust preferred securities.

From a business perspective, the Company believes that a combination with GUARD makes sense to both companies and their relevant constituencies. The Company also believes that an acquisition, properly structured, should offer significant benefits to the Company and its shareholders, including a strong franchise in complementary markets, potentially accelerated growth and market expansion, increased scale, enhanced strategic partner relationships and attractive financial characteristics. The Company would expect any such transaction to be accretive from an earnings perspective.

There can be no assurance, however, that the parties will reach agreement on mutually acceptable terms or that the transaction will move forward.  The Company does not intend to make any further announcement, unless and until final agreement on terms is reached and a definitive agreement is executed. In addition, if an agreement is achieved, any such transaction would be subject to regulatory approval.

Information regarding the Guard Insurance Group can be obtained on its website at http://www.guard.com.  In addition, statutory financial statements filed by GUARD insurance companies can be obtained at https://eapps.naic.org/cis/.  There is also certain information regarding GUARD in Clal's periodic financial reports available at https://www.clalbit.co.il/engir/financialstatements/Pages/default.aspx. The Company disclaims any responsibility regarding the accuracy of information made available by GUARD or Clal.

All forward-looking statements made above reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI and those engaged in similar lines of business could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including observed levels of increased indemnity claims frequency and severity in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI's filings with the SEC. In addition, EHI's ability to consummate a business combination transaction or to realize the benefits thereof are dependent on factors beyond EHI's control. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.

By:	/s/ Lenard T. Ormsby
Name:	Lenard T. Ormsby
Title:	Executive Vice President, Chief Legal Officer and General Counsel

Dated:   August 23, 2011